Exhibit 16.1


August 24, 2006

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

Micro Bio-Medical Waste Systems, Inc. (the "Company") provided to us a copy of the Company's response to Item 4.01 of its Amended Form 8-K, dated August 24, 2006. We have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,


/s/ LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP